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                                                                    Exhibit 23.2

                              ACCOUNTANT'S CONSENT

   We consent to incorporation by reference in the Registration Statement on Form S-4 (Pre-Effective Amendment No. 2) of Queens County Bancorp, Inc. of our report dated January 27, 2000, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the 1999 Annual Report on Form 10-K/A filed by Haven Bancorp, Inc. with the Securities and Exchange Commission, and to the reference to our firm under the heading "Experts" in the prospectus which is a part of the Registration Statement.

                                        /s/ KPMG LLP
October 11, 2000